Exhibit 99.1

December 3, 2012

Cynthia Jeffers
Re:  Employment Agreement
Dear Cynthia:

This letter agreement  (this “Agreement”) sets out the terms of your employment as Chief Executive Officer with Salon Media Group, Inc. (the “Company”).

Effective July 25, 2012, you will be paid a Base Salary of [$9,375.00] semi-monthly ($225,000 on an annualized basis), less applicable tax and other withholdings in accordance with the Company’s normal payroll procedures. You are also eligible to participate to participate in various Company fringe benefit plans, including group health insurance, 401(k), and vacation programs.

You will be entitled to a Bonus Plan for Fiscal Year 2013 (April 1, 2012 through March 31, 2013), the details of which will be put in place by December 31, 2012. This Plan will be approved by the Compensation Committee of the Board of Directors.

You will be granted stock options issued on July 25, 2012, and priced at an exercise price equal to the then fair market value on the date of grant, provided there are sufficient shares remaining in the option pool under the current plan. If not, the Board will consider revising the pool, subject to shareholder approval, to allow for this award.  The grant will be equal to 5% of outstanding equity as of June 30, 2012, earned out over a vesting period described as follows – half of the total grant of 1,056,478 shares, which is equal to 528,239 shares, which were granted at the July 25, 2012 Board meeting, will vest as follows: 1/24 of the options monthly over the subsequent 24 month period, and will otherwise be subject to the terms of the Company’s option plan then in effect. The remaining half, which is equal to 528,239, which was also granted at the July 25, 2012 Board meeting, will vest as follows: 1/36 of the options monthly over the subsequent 36 month period, and will otherwise be subject to the terms of the Company’s option plan then in effect.  The aforementioned monthly vesting periods will occur subject to your continuous service to the Company during that time period.

In addition to the aforementioned stock options, you will also be eligible for an additional stock option to purchase 528,239 shares, at an exercise price equal to the then fair market value of the shares on the date of grant. This supplemental option grant becomes eligible for exercise if and when Salon reaches cash flow surpluses, whereby in each quarter that Salon reaches a cash flow surplus (defined as EBITDA surplus as confirmed by Salon’s auditor), you will be entitled to an additional grant of 105,648 stock options, fully vested, at an exercise price equal to the then fair market value of the shares on the date of grant.

Any vested stock option shares granted to you may be exercised in whole or in part at anytime hereinafter.  In the event of a termination of your employment, you will have one year from the date of your last day of employment to exercise any vested stock options. After which, any vested unexercised stock options will be forefeited.

Your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause, upon 30 days advance notice.  In the event of (a) a termination of your employment by the Company for a reason other than “Cause” (as defined below), (ii) your death or (iii) your “Disability” (as defined below), or (b) a termination of your employment by you for a “Good Reason” (as defined below), provided that you execute and deliver a full general release of all known and unknown claims that you may then have against the Company arising out of or any way related to your employment or termination of employment with the Company, you will be entitled to receive the following: (i) a “Severance Payment” in an amount equal to two months of your then current Base Salary, less applicable withholdings, payable in accordance with the Company’s regular payroll cycle and in equal installments over a two month period (the “Severance Period”) commencing either immediately following the date of such termination of employment or a later date as you and the Company may agree is necessary or desirable; (ii) if you are covered under the Company’s group health plan as of the date of termination of your employment and as a result you suffer a loss of benefits under such group plan, and you timely elect to continue group health benefits under applicable law (COBRA), the Company will reimburse you for any COBRA premiums you pay for COBRA coverage for the period from the date of termination of employment until the earlier of (A) the date on which you first become covered under another employer’s group plan, or (B) the date that is two months after the date of termination of your employment (the COBRA Payments).

For the purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (1) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) your material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your willful improper use or disclosure of the Company’s confidential or proprietary information); (4) any intentional act by you which  has a material detrimental effect on the Company’s reputation or business; (5) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company.

For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without your consent:

(a)	A material and adverse change in your duties or responsibilities;
(b)	A material reduction in your compensation or benefits, or the Company’s failure to pay your Base Salary or bonus when due;
(c)	The Company’s failure to grant you the stock options described above;
(d)	The willful violation by the Company of any of its material obligations hereunder,

provided, that in each case Good Reason shall only exist if you have provided the Company with prompt written notice of your view that a Good Reason has occurred and your intention to resign for Good Reason, and the Company does not within 30 days following receipt of such notice cure the adverse effect of the event that you have asserted to be Good Reason for termination.

For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which you are substantially unable to perform the services required to be performed under this letter agreement, with or without reasonable accommodation, for (i) one hundred twenty-five (125) consecutive days (or longer if such period is then required by law); or (ii) a period or periods aggregating more than one hundred eighty (180) days (or longer if such period is then required by law) in any period of twelve (12) consecutive months.

In the event of a “Change in Control” (as defined below) all the shares subject to then outstanding options held by you shall be fully vested and exercisable.
For the purposes of this Agreement, “Change of Control” is defined as any one of the following occurrences:

a)
Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

b)	The sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or
c)
Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

d)	The dissolution or liquidation of Company.

The Company and you hereby agree that all controversies, claims or disputes arising out of or relating to this Agreement, your employment and/or the termination of your employment shall be settled by binding arbitration.  The costs of the arbitration shall be shared by the parties.

This Agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company, and they supersede all prior negotiations, representations or agreements between you and the Company.  The provisions of the Agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of the Company.

Cynthia, we look forward to continuing to work with you at the Company.  Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of its terms.

Sincerely,

Salon Media Group, Inc.

/s/ John Warnock
By John Warnock, Chairman of the Board

Agreed and Accepted:

/s/ Cynthia Jeffers                                                               December 3, 2012
Cynthia Jeffers                                                                         Date